Exhibit 10.41
RETENTION AND OWNERSHIP CHANGE EVENT AGREEMENT
     This Retention and Ownership Change Event Agreement (“Agreement”) is made effective as of the date(s) set forth below by and between Immersion Corporation (the “Company”) and Clent Richardson (“Executive”).
RECITALS
     In order to make available compensation pursuant to this Agreement that will not be subject to taxation under Section 409A (as defined below), Executive and the Board of Directors of the Company (the “Board”) have determined that it is in the best interests of the Company and Executive to enter into this Retention and Ownership Change Event Agreement. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A, and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
     The Board has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and service of the Executive, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.
     1. Definitions. For purposes of this Agreement:
          (a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:
               (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;
               (ii) a merger or consolidation in which the Company is not the controlling party;
               (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or
               (iv) a liquidation or dissolution of the Company.

          (b) “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect 30 days after written notice to the Board or the Company’s Chief Executive Officer from Executive of such condition(s):
               (i) a material decrease in Executive’s base salary, other than a material decrease that applies generally to other executives of the Company at Executive’s level;
               (ii) responsibilities, or duties; a material, adverse change in the Executive’s title, authority,
               (iii) the relocation of the Executive’s work place for the Company to a location that is more than 40 miles distant from Executive’s present work location for the Company; or
               (iv) the failure of any successor to the Company to confirm in writing its assumption of the Company’s obligations under this Agreement.
          (c) a termination for “Cause” means Executive’s termination based upon (1) Executive’s theft, dishonesty, misconduct, breach of fiduciary duty, or falsification of any Company documents or records; (2) Executive’s material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, Executive’s improper use or disclosure of the Company’s confidential or proprietary information); (4) any intentional act by the Executive that has a material detrimental effect on the Company’s reputation or business; (5) Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (6) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs Executive’s ability to perform his duties for the Company.
     2. Termination Without Cause. In the event that Executive is terminated without Cause more than three months prior to, or more than one year after, an Ownership Change Event, and if at that time Executive signs (and does not revoke) a general release of known and unknown claims in a form satisfactory to the Company, Executive will receive the following:
          (a) a lump sum severance payment equivalent to twelve (12) months’ base salary at Executive’s final base salary rate, payable within ten (10) business days following the effective date of the aforementioned general release of claims; such severance payment will be subject to applicable withholding; and
          (b) payment of the premiums necessary to continue Executive’s group health insurance coverage under COBRA until the earlier of (i) twelve (12) months following Executive’s termination date, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA.
     3. Termination Without Cause or Resignation for Good Reason Due to an Ownership Change Event. In the event that Executive is terminated without Cause or resigns for Good Reason within three months of, or within 1 year following, an Ownership Change Event, and if at that time Executive signs (and does not revoke) a general release of known and unknown claims in a form satisfactory to the Company, Executive will receive the following:
          (a) a lump sum severance payment equivalent to twelve (12) months’ base salary at Executive’s final base salary rate, payable within ten (10) business days following the effective date of the aforementioned general release of claims; such severance payment will be subject to applicable withholding; and
          (b) payment of the premiums necessary to continue Executive’s group health insurance coverage under COBRA until the earlier of (i) twelve (12) months following Executive’s termination date, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA.
          (c) immediate vesting in one hundred percent (100%) of his then unvested Company stock and Company stock options.
All Company stock options, to the extent unexercised and exercisable by the Executive on the date on which the Executive’s employment is terminated pursuant to this Section 3, may be exercised by the Executive within six (6) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Executive’s employment terminated, but in any event no later than the option expiration date.
     4. Voluntary Termination. In the event that Executive resigns from his employment with the Company at any time (other than a resignation for Good Reason), or in the event that Executive’s employment terminates at any time as a result of his death or disability (meaning Executive is unable to perform his duties for any consecutive six (6) month period, with or without reasonable accommodation, as a result of a physical and/or mental impairment), Executive will be entitled to no compensation or benefits from the Company other than those earned through the date of Executive’s termination. Executive agrees that if he resigns from his employment with the Company, he will provide the Company with 20 calendar days’ written notice of such resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept the Executive’s resignation at an earlier date.
All Company stock options, to the extent unexercised and exercisable by the Executive on the date on which the Executive’s resigns or his employment is terminated pursuant to this Section 4, may be exercised by the Executive within three (3) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Executive’s employment terminated, but in any event no later than the option expiration date.
     5. Termination for Cause. If Executive’s employment is terminated by the Company at any time for Cause as defined above in paragraph 1, Executive will be entitled to no compensation or benefits from the Company other than those earned through the date of his termination for Cause.
     6. Modification To Comply With Section 409A. The parties intend that the payments and benefits provided to Executive pursuant to this Agreement be paid in compliance with Section 409A of the Code so that no excise tax is incurred under Section 409A. The parties agree to modify this Agreement, the timing (but not the amount(s)) of the payments or benefits provided herein, or both, to the extent necessary to comply with Section 409A.
     7. At-Will Employment. Notwithstanding anything contained in this Agreement, the parties acknowledge and agree that Executive’s employment with the Company is and shall continue to be “at-will.”

     8. Dispute Resolution. In the event of any dispute or claim between the parties, including any claims relating to or arising out of this Agreement or the termination of Executive’s employment with the Company for any reason, Executive and the Company agree that all such disputes shall be fully resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Executive and the Company each acknowledge and agree that they are waiving their respective rights to have any such disputes or claims tried by a judge or jury.
     9. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when received if mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer and General Counsel.
     10. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or purchase of all or substantially all of the Company’s business and/or assets) shall assume the Company’s obligations under this Agreement in writing and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors. Without the written consent of the Company, the Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     11. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
          (b) Modification/Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement constitutes the entire agreement and understanding between the parties regarding Executive’s retention and severance benefits, and it supersedes all prior or contemporaneous agreements, whether written or oral, regarding that subject matter.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
THE PARTIES SIGNING BELOW HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND AND AGREE TO EACH AND EVERY PROVISION CONTAINED HEREIN.

Dated: April 14, 2008

/s/ Clent Richardson
Clent Richardson

Dated: April 17, 2008	By:	/s/ Victor Viegas

Immersion Corporation		Its: CEO